EXHIBIT 99

News Release
For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports
Fourth Quarter and Fiscal Year 2006 Results

DALLAS—May 10, 2007—Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced results for its fourth quarter and fiscal year ended February 4, 2007.

Highlights for the 14 week fourth quarter of 2006 compared to the 13 week fourth quarter of 2005 were as follows:

•                  Total revenue increased 9.7 % to $143.9 million from $131.2 million in the fourth quarter of 2005.

•                  Food and Beverage revenues for the quarter increased 12.2% versus prior year, while Amusement and Other revenues increased 6.5% for the fourth quarter.

•                  Same store sales (excluding the fourth quarter adjustment to Amusement revenue discussed below) increased 1.3% over a comparable 14 week period in 2005, while same store sales for previously acquired Jillian’s were up 7.7% over a similar period in 2005.

•                  During the fourth quarter the Company recorded two non-cash, non-recurring charges totaling approximately $5.5 million.  The Company reduced Amusement revenues by $2.4 million as a result of a revision to its method of estimating the timing of revenue recognized for amusement game plays. The Company does not expect the deferral of revenue to change significantly in future periods.  As such, we do not anticipate a recurring financial statement impact related to this method change.  Also, the Company recorded additional liabilities resulting from its change in estimate related to workers compensation and general liability claims resulting in a $3.1 million increase in store operating expenses.  The majority of the adjustment for insurance relates to policy periods prior to fiscal 2006.  Collectively, these adjustments do not reflect a material change in the historic trends or business outlook of the Company.

•                  Operating income (excluding non-cash, non-recurring charges) increased to $10.8 million from $7.9 million in the same period last year.

•                  During the fourth quarter of 2006, the Company opened one location in the Minneapolis, Minnesota area.

Highlights for the 53 week fiscal year 2006 compared to the 52 week fiscal year 2005 were as follows:

•                  Total revenue increased 10.1% to $510.2 million from $463.5 million.

•                  Food and Beverage revenues for the year increased 11.9% versus prior year, while Amusement and Other revenues increased 7.9% for the year.

•                  Same Store Sales (excluding non-cash, non-recurring charges) increased 4.1% compared to a 53 week 2005 period, while same store sales for its previously acquired Jillian’s were up 6.8% over the same time period.

•                  Operating income (excluding one-time, non-recurring charges) increased to $13.4 million from $13.0 million year over year.

“We have made significant progress in our margin improvement versus prior year while maintaining the sales momentum we established in the first half of the year,” stated Steve King, the Company’s Chief Executive Officer. “I am proud of our team’s ability to stay focused this year on improving operating performance and leveraging our sales increases throughout the fourth quarter.”

Review of Operating Results

Total reported revenues increased 9.7% to $143.9 million in the fourth quarter of 2006 compared to $131.2 million in the fourth quarter of 2005. Total revenue growth, based on a comparable 14 week period in 2005, increased 4.6% (excluding the adjustment to Amusement revenue).  This revenue growth was comprised primarily of a 1.3% increase in comparable store sales and a 7.7% sales increase at the previously acquired Jillian’s stores.  Reported Food and Beverage revenues increased 12.2% while revenues from Amusements and Other increased 6.5% (increases of 5.2% and 3.8%, respectively on a comparable 14 week basis excluding the adjustment to Amusement revenue).

Reported revenues for the 53 week fiscal year ended February 4, 2007 increased to $510.2 million from $463.4 million in Fiscal 2005.  Total revenue growth, based on a 53 week 2005 increased 8.6% (excluding the adjustment to Amusement revenue). This increase was comprised primarily of comparable store sales increases of 4.1% and sales increases at the previously acquired Jillian’s locations of 6.8%.  Reported Food and Beverage revenues increased 11.9% while revenues from Amusements and Other increased 7.9% (increases of 9.8% and 7.1%, respectively on a comparable 53 week basis excluding the adjustment to Amusement revenue).

EBITDA (Modified) for the fourth quarter of 2006 of $19.7 million is above prior year by $1.0 million and is negatively impacted by the $5.5 million non cash, one time, non-recurring charges. Adjusted EBITDA, which excludes the non-recurring charges, increased 21.4% to $26.7 million versus $22.0 million in the fourth quarter of fiscal 2005.

For the fiscal year 2006, EBITDA (Modified) of $56.7 million increased by $0.4 million versus $56.3 million in fiscal year 2005, and was impacted by the previously mentioned $5.5 million fourth quarter charges combined with expenses associated with the March 2006 merger transaction. Adjusted EBITDA improved 9.1% to $70.5 million in fiscal 2006 versus $64.6 million in fiscal 2005.

Mr. King concluded, “I am confident that the foundation we put in place in 2006 to re-energize this strong brand will continue to produce improved results as we move through 2007 and beyond.”

Non-GAAP Financial Measures

A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss fourth quarter and fiscal year 2006 results on Thursday, May 10, 2007, at 10:00 AM central time.  To participate in the conference call, please dial 866-765-2661 a few minutes prior to the start time and reference code # 8521698. An archived replay of the teleconference will be available approximately two hours following the call and will be posted on the Company’s website. To access the replay call 800-642-1687 and reference the same confirmation code as listed above.

Celebrating over 24 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale restaurant/entertainment concepts with 48 locations throughout the United States and in Canada. More information on the Company is available on the Company’s website, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Certain information contained in this press release includes forward-looking statements.
Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	February 4, 2007 (Successor)	January 29, 2006 (Pre-Merger)

Current assets:
Cash and cash equivalents	$10,372	$7,582
Other current assets	28,338	19,648
Total current assets	38,710	27,230

Property and equipment, net	316,840	351,883

Assets held-for-sale, net	—	22,733

Intangible and other assets, net	151,263	21,216

Total assets	$506,813	$423,062

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$70,140	$64,436

Other long-term liabilities	86,593	82,856

Long-term debt, less current liabilities	253,375	70,550

Stockholders’ equity	96,705	205,220

Total liabilities and stockholders’ equity	$506,813	$423,062

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	14 Weeks Ended February 4, 2007 (Successor)		13 Weeks Ended January 29, 2006 (Pre-Merger)

Food and beverage revenues	$83,013	57.7%	$74,014	56.4%
Amusement and other revenues	60,924	42.3%	57,229	43.6%
Total revenues	143,937	100.0%	131,243	100.0%

Cost of products	28,268	19.6%	26,201	20.0%
Store operating expenses	84,980	59.1%	74,371	56.6%
General and administrative expenses	11,189	7.8%	9,159	7.0%
Depreciation and amortization	13,724	9.5%	10,624	8.1%
Startup costs	429	0.3%	2,948	2.2%
Total operating expenses	138,590	96.3%	123,303	93.9%

Operating income	5,347	3.7%	7,940	6.1%
Interest expense, net	8,095	5.6%	1,803	1.4%

Income (loss) before provision for income taxes	(2,748)	(1.9)%	6,137	4.7%
Provision (benefit) for income taxes	(1,805)	(1.2)%	1,954	1.5%
Net income (loss)	$(943)	(0.7)%	$4,183	3.2%

Other information:
Company operated stores open at end of period	48		46

The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBIDTA for the periods shown:

Total Net Income (loss)	$(943)		$4,183
Add back: Provision (benefit) for income taxes	(1,805)		1,954
Interest expense, net	8,095		1,803
Depreciation and amortization	13,724		10,624
Gain (loss) on fixed assets	153		(56)
Stock —based compensation	438		183
EBITDA (Modified) (1)	19,662		18,691
Add back: Startup costs	429		2,948
Wellspring expense reimbursement	188		—
Non-recurring expenses:
Amusement revenue deferral	2,367		—
Change in insurance estimate for prior years policy periods	3,100		—
Store closing costs	—		5
Transaction costs	57		352
Change in control expense	898		—
EBITDA (Adjusted) (1)	$26,701		$21,996

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands,)
(unaudited)

	53 Weeks Ended February 4, 2007 (Combined)		52 Weeks Ended January 29, 2006 (Pre-Merger)

Food and beverage revenues	$284,178	55.7%	$253,996	54.8%
Amusement and other revenues	226,023	44.3%	209,456	45.2%
Total revenues	510,201	100.0%	463,452	100.0%

Cost of products	103,927	20.4%	94,128	20.3%
Store operating expenses	306,854	60.2%	274,433	59.3%
General and administrative expenses	38,884	7.6%	33,951	7.3%
Depreciation and amortization	48,220	9.4%	42,616	9.2%
Startup costs	4,350	0.8%	5,325	1.1%
Total operating expenses	502,235	98.4%	450,453	97.2%

Operating income	7,966	1.6%	12,999	2.8%
Interest expense, net	27,713	5.4%	6,695	1.4%

Income (loss) before provision for income taxes	(19,747)	(3.8)%	6,304	1.4%
Provision (benefit) for income taxes	(8,170)	(1.5)%	2,016	0.4%
Net income (loss)	$(11,577)	(2.3)%	$4,288	1.0%

Other information:
Company operated stores open at end of period	48		46

The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total Net income (loss)	$(11,577)		$4,288
Add back: Provision (benefit) for income taxes	(8,170)		2,016
Interest expense, net	27,713		6,695
Depreciation and amortization	48,220		42,616
Gain (loss) on fixed assets	12		(65)
Stock —based compensation	499		726
EBITDA (Modified) (1)	56,697		56,276
Add back: Startup costs	4,350		5,325
Wellspring expense reimbursement	679		—
Non-recurring expenses:
Amusement revenue deferral	2,367		—
Change in insurance estimate for prior years policy periods	3,100		—
Store closing costs	—		1,553
Jillian’s integration expenses	—		1,126
Transaction costs	1,118		352
Change in control expense	2,175		—
EBITDA (Adjusted) (1)	$70,486		$64,632

DAVE & BUSTER’S, INC.
Consolidated Statements of Cash Flow
(dollars in thousands)
(unaudited)

	53 Weeks Ended February 4, 2007 (Combined)	52 Weeks Ended January 29, 2006 (Pre-Merger)

Cash flows from operating activities:
Net income (loss)	$(11,577)	$4,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,220	42,616
Changes in operating assets and liabilities	25,040	16,415
Other, net	(7,264)	2,104
Net cash provided by operating activities	54,419	65,423

Capital expenditures	(42,543)	(62,066)
Purchase of Predecessor common stock and other	(309,161)	(1,205)
Net cash used in investing activities	(351,704)	(63,271)

Net cash provided by (used in) financing activities	300,075	(5,957)

Increase (decrease) in cash and cash equivalents	2,790	(3,805)

Beginning cash and cash equivalents	7,582	11,387

Ending cash and cash equivalents	$10,372	$7,582

NOTES

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), amortization, depreciation, stock-based compensation, and gain (loss) on disposal of assets.  Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges.  The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA — Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that the EBITDA — Based Measures are used by many investors, analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes.  Neither of the EBITDA — Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.